EXHIBIT 1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby provide our consent, dated November 10, 2022, to the incorporation by reference in this Report on the amended Form 1-A registration of PFG Fund V, LLC for the period from December 31, 2020 through December 31, 2021 (the “period”) of our report dated [DATE], 2022 included in its Registration Statement on Form 1-A relating to the financials for the period ended December 31, 2021, listed in the accompanying index as supplemented and updated by the unaudited financial statements and notes thereto also listed in the accompanying index.

Spiegel Accountancy Corp

Pleasant Hill, California

November 10, 2022